SEWARD & KISSEL LLP
901 K Street, NW
Suite 800
Washington, D.C. 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

March 28, 2014

Broadmark Funds
300 Drake's Landing Road
Suite 150
Greenbrae, California  94904

Ladies and Gentlemen:

We have acted as counsel for Broadmark Funds, a Delaware statutory trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of beneficial interest (the "Shares") of its series, Broadmark Tactical Plus Fund (the "Fund"). The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. This opinion relates to the Shares of the Fund being registered pursuant to Post-Effective Amendment No. 4 to the Trust's Registration Statement on Form N-1A (as so amended, the "Registration Statement") to be filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2014, in which this letter is included as an exhibit.

As counsel for the Trust, we have participated in the preparation of the Registration Statement. We have examined the Declaration of Trust and By-laws of the Trust and any amendments and supplements thereto and have relied upon such records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of the Fund to be offered for sale pursuant to the Registration Statement are duly authorized, and, when sold, issued and paid for in the manner described in the prospectus and statement of additional information included in the Registration Statement, will have been validly issued and will be fully paid and non-assessable Shares of the Fund under the laws of the State of Delaware.

 We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Seward & Kissel LLP in the statement of additional information constituting a part thereof.

Very truly yours,

/s/ Seward & Kissel LLP